Exhibit 7

Statement regarding computation of ratio of earnings to fixed charges

Tsakos Energy Navigation Limited

Computation of Ratio of Earnings to Fixed Charges

(Expressed in thousands of United States Dollars, except ratios)

	Years Ended December 31,
	2015	2014	2013	2012	2011

Earnings

Income (loss) from continued operations (before noncontrolling interest)	158,423	33,718	(38,570)	(49,056)	(88,950)

Add:
Fixed charges	33,333	34,788	43,719	52,819	54,735

Amortization of capitalized interest	1,422	1,379	1,357	1,336	1,399

	193,178	69,885	6,506	5,099	(32,816)

Less:

Interest capitalized	(3,430)	(2,384)	(1,945)	(1,758)	(2,532)

	189,748	67,501	4,561	3,341	(35,348)

Fixed Charges

Interest expensed	28,635	31,159	40,673	50,115	51,208

Interest capitalized	3,430	2,384	1,945	1,758	2,532

Amortization of loan expenses	1,268	1,245	1,101	946	995

	33,333	34,788	43,719	52,819	54,735

Preference dividends	13,437	8,438	3,676	0	0

Fixed Charges and Preference dividends	46,770	43,226	47,395	52,819	54,735

Ratio of Earnings to Fixed Charges	4.1x	1.6x	n/a	n/a	n/a

Dollar amount of the coverage deficiency	n/a	n/a	42,834	49,478	90,083